MASTER PURCHASE AND RE-SALE AGREEMENT

AGREEMENT NO. FPG-MPRSA-001

THIS MASTER PURCHASE AND RE-SALE AGREEMENT (this “Agreement”) is executed as of December 31, 2012, by and between Flex Power Generation, Inc., a Delaware corporation (“Company”), with a business address of 9400 Toledo Way, Irvine, California 92618, and Efficient Energy Conversion Turbomachinery B.V., on behalf of itself and its affiliates (“Purchaser”), with a business address of Pieter Zeemanweg 97n 3316 GZ Dordrecht, The Netherlands.

In consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.           Purchases of Equipment.

(a)          Equipment. Purchaser may, from time to time, purchase the Flex PowerstationTM FP250 systems and related optional equipment (collectively, “Equipment”) from the Company pursuant to one or more Purchase Order (defined below) submitted by Purchaser from time to time and accepted by the Company in writing, which acceptance by the Company at its sole discretion. All purchases of Equipment shall be at the Company’s prices in effect at the time the applicable Purchase Order is accepted.

(b)          Purchase Orders. A “Purchase Order” shall propose:

(i)          the type and quantity of the Equipment proposed to be purchased,

(ii)         the applicable specifications for such Equipment,

(iii)        the purchase price for such Equipment,

(iv)         the applicable payment terms for such purchase price (provided that no Purchase Order shall include payment terms that fail to provide for payment in full of the purchase price prior to shipment of such Equipment), and

(v)          desired shipment date for such Equipment.

Except with respect to identifying the proposed terms as permitted in the foregoing sentence, the terms and conditions on any preprinted Purchase Order form or any printed or typed conditions forming a part of any order proposal shall be void and superseded by the terms and conditions of this Agreement (including all Exhibits).

(c)          Acceptance. Any Purchase Order for Equipment placed by Purchaser with the Company shall be subject to acceptance in writing by the Company at its sole discretion. Each accepted Purchase Order shall be subject to and incorporate the applicable terms and conditions Agreement (including all Exhibits) at the time of the acceptance. Any Purchase Order submitted by Purchaser, to the extent accepted by Company in accordance with this Agreement, shall be deemed an integral component of this Agreement.

1

(d)            Standard Terms and Conditions; No Variation. This Agreement (including all Exhibits) shall establish the terms and conditions on which Purchaser may, from time to time, purchase any Equipment. Any additional or different terms and conditions (except for those permitted in Section 1(b)(i), (ii), (iii), (iv) and (v) above) set forth in purchase orders, invoices, acceptances, purchase order acknowledgments, writings or electronic data interchange acknowledgments, are objected to by the Company and will not be binding upon the Company unless specifically assented to by the Company in document prominently titled “Amendment to Master Purchase and Re-Sale Agreement” in English that is signed by an authorized representative of the Company.

(e)            Pricing and Discounts.

(i)          The list prices for Equipment provided to Purchaser may be updated from time to time by Company upon three (3) months prior notice by publication or direct communication of such changes.

(ii)         With respect to the purchase of Equipment specified above pursuant to Purchase Orders under this Agreement, Purchaser shall be entitled to a discount of seven percent (7%) off the Company’s list pricing for such Equipment purchased.

(iii)        Purchaser shall provide Company with information required for a Registered Priority Project. A “Registered Priority Project” is any specific project initially registered with Company by Purchaser, as evidenced by the mutual execution of an acceptable and completed document presented to Company in form attached hereto as Exhibit D (a “Project Registration Form”). A specific project shall remain a Registered Priority Project until the earlier of: (A) written indication by Purchaser that it is no longer diligently pursuing the project, (B) Company’s reasonable determination (confirmed in writing to Purchaser) that Purchaser is no longer diligently pursuing the project, or (C) the expiration date set forth in on the applicable Project Registration Form. Purchases of Equipment for any purposes other than a Registered Priority Project will be subject to Company’s list pricing for such Equipment without discount.

(iv)         So long as a project is registered with Company as a Registered Priority Project of Purchaser, Purchaser shall exclusively promote proposals and/or sell systems for the Registered Priority Project that include the Equipment, and Purchaser shall not directly or indirectly submit or support any proposal for, provide pricing or performance specifications information for or otherwise promote the purchase or use of any other systems that are competitive with the Equipment for the Registered Priority Project.

(f)             Exclusivity. Purchaser shall have exclusive distribution and re-sale rights for Registered Priority Projects in the following countries listed in the Exhibit E (collectively, the “Territory”). The parties acknowledge and agree that Company retains the right to sell equipment and products (including additional equipment and products identical to any Equipment) in the Territory directly to end customers. It is possible that the sales and marketing efforts of the Company may be in competition with those of Purchaser under this Section 1.

2

(g)            Minimum Purchase Amounts.

(i)          Purchaser agrees to purchase at least the minimum amounts of units of Equipment set forth on Exhibit E within the corresponding time periods set forth in Exhibit E (collectively, the “Minimum Purchase Amounts”).

(ii)         If Purchaser fails to purchase any portion of the Minimum Purchase Amounts in a calendar quarter as set forth in Exhibit E and fails to make up the deficit in the Minimum Purchase Amount by the end of the following calendar quarter, then all exclusive rights of Purchaser under this Agreement (including without limitation the rights with respect to the registration, purchase, sale, re-sale, promotion, marketing and distribution of the Equipment in the Territory) other than Purchaser’s Registered Priority Projects shall immediately be converted to nonexclusive rights of Purchaser.

(h)          U.S. Foreign Corrupt Practices Act. Each party warrants that in the performance of its obligations under this Agreement, they will not act in any fashion or take any action which will render the other party liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist Purchaser or Company in obtaining or retaining business. Each party shall have the right to immediately terminate this Agreement should the other party make any payment which would violate the U.S. FCPA. Each party shall indemnify and hold the other party harmless, and hereby forever releases and discharges the other party, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from breach of this Section 1(g).

(i)          Materials. All sales, advertising, promotional or informational material used by Purchaser that was not supplied by Company shall first be reviewed and approved by Company (which approval Company cannot withhold or delay).

(j)          Term; Termination. The right to purchase Equipment pursuant to this Section 1 shall remain in effect through December 31, 2015, provided that this Agreement shall automatically be extended for successive one-year renewal terms unless either party gives written notice of nonrenewal at least 30 days prior to the commencement of the upcoming renewal term. Either party may terminate the right to purchase Equipment pursuant to this Section 1 at any time upon a breach of this Agreement by the other party. Either party may terminate the right to purchase Equipment pursuant to this Section 1 at any time upon 90 days’ prior written notice to the other party for any reason or for no reason. A termination under this Section shall not operate to relieve either Purchaser of its obligation to perform under any Purchase Orders accepted by Company in accordance with this Agreement prior to such termination.

3

2.            Intellectual Property.

(a)          License to Promotional IP. For the term of Purchaser’s right to purchase Equipment pursuant to Section 1 above, Company hereby grants to Purchaser a revocable, nonexclusive, nontransferable, royalty-free license to use Company’s trademark, slogan and copyrights supplied by Company (the “Promotional IP”) in the Territory in connection with Purchaser’s marketing and sale of the Equipment. Purchaser acknowledges that Company is the owner of the Promotional IP and Purchaser agrees that it will do nothing inconsistent with such ownership and that all use of the Promotional IP shall inure to the benefit of and be on behalf of Company. Purchaser acknowledges that the Promotional IP is valid under applicable law. Purchaser shall not register or attempt to register the Promotional IP in any jurisdiction without the prior written permission of an officer of Company.

(b)          Improvements. Purchaser acknowledges that all patent, copyright, trademark, trade secret and other intellectual and proprietary rights embodied in the Equipment and Promotional IP are and remain the sole and exclusive property of Company. Purchaser acknowledges and agrees that any Improvements shall be the sole and exclusive property of Company. Purchaser shall only have an interest in an Improvement to the extent specifically provided in a written development agreement executed by both Purchaser and Company. For purposes of this Agreement an “Improvement” means the patent, copyright, trademark, mask work right, moral right, and/or any other intellectual property right with respect to an improvement or modification to the Equipment or any other products sold or developed by Company

(c)          Execution of IP Documents. Purchaser agrees to reasonably assist Company, or its designee, at Company’s expense, way to secure the Company’s rights in the Improvements and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Company deems necessary. The foregoing obligation shall survive after the termination of this Agreement.

3.            General Terms of Payment.

(a)          Each party is responsible for its own bank’s payment transaction fees.

(b)          Payments will be made in full and in US dollars. Any deductions from payments must be authorized by Company in writing.

(c)          Unless otherwise set forth in a Purchase Order and accepted by the Company in accordance with this Agreement (provided however that no Purchase Order shall include payment terms that fail to require payment in full of the purchase price prior to shipment of such Equipment), the payment terms shall be as follows with respect to all other Purchase Orders for Equipment:

(i)	Upon acceptance of a Purchase Order by Company, Company will provide an order acknowledgement to Purchaser including the full amounts to be paid in three installments before completion of the applicable Equipment for shipment. Individual invoices will be sent for each installment.

4

(ii)	The invoice for the first installment will be included in or with Company’s order acknowledgement, and the invoices for the second and third installments shall be delivered at least 14 calendar days in advance.

(iii)	The purchase price installments for any accepted Purchase Order are due as follows:

Installment	Amount	Due Date
1st Installment	40% of purchase price	Within 7 calendar days after acceptance of Purchase Order by Company
2nd Installment	40% of purchase price	Within 37 calendar days after acceptance of Purchase Order by Company
3rd Installment	20% of purchase price	Within 3 working days before the anticipated completion date (EXWORKS presentation of invoice and packing list to Purchaser’s designated shipping agent)

(d)          Payment will be made by bank electronic transfer (BACS, CHAPS or SWIFT). If more than one payment is made for a particular installment, the total installment amount due will be completed by the applicable due date described above.

(e)          If payment of all monies due to Company from Purchaser is received in advance of delivery of the Equipment, title in the Equipment shall pass EXWORKS Company’s loading dock(s) for respective components of Equipment (2010 - Incoterms).

4.	Pending Deliveries.

(a)          Company agrees to provide written notice in cases in which Company fails to complete any Equipment by the shipment date stated in the Company’s applicable order acknowledgement.

(b)          In the cases described in Section 4(a) above, both parties shall sign an Amendment to the Purchase Order describing a new desired shipment date. This date shall not be later than 180 calendar days from the original date established by the Company as the target shipping date at the acceptance of the Purchase Order by the Company. Otherwise, Purchaser will have the right to cancel the Purchase Order and the Company then shall reimburse to Purchaser any purchase price installments already paid with respect to such Equipment within 10 banking days from the date of Purchaser’s written request, but not later than 180 calendar days from the original date established by the Company as the target shipping date at the acceptance of the Purchase Order by the Company for that Equipment. Notwithstanding the foregoing provisions of this Section 4(b), Company shall have no obligation to reimburse Purchaser for any amount under this Section 4(b) if a case described in Section 4(a) results from a change or addition by Purchaser in the specifications, configuration or scope set forth in the Purchaser Order or applicable to such Equipment.

5

(c)          Reimbursements described in this section shall be sent to Purchaser’s bank account as described in Section 5 below.

5.           Bank Accounts. Company’s bank account information shall be provided with Order Acceptance documents. Purchaser’s bank account information shall be provided with Purchase Order.

6.           Re-Sale.

(a)          Purchaser shall be entitled to market and sell the Equipment to any customer and for any location within the Territory. Purchaser agrees to comply with the international trade and export policy and procedure attached as Exhibit A, which is hereby fully incorporated by reference and made a part of this Agreement.

(b)          The parties acknowledge and agree that this Agreement does not grant any rights to purchase, market, distribute or sell any additional Equipment (whether inside or outside the Territory) beyond the Equipment purchased in this Agreement in the quantity purchased under this Agreement. Purchaser may authorize an agent with prior written approval of Company on a case by case basis, and any such authorized agent shall be subject to the terms and conditions of this Agreement and Purchaser shall be responsible for compliance by such authorized agent.

(c)          The parties acknowledge and agree that Company retains the right to sell equipment and products (including additional equipment and products identical to the Equipment) in the Territory to other customers and re-sellers.

7.           General Purchaser Responsibilities and Obligations.

Purchaser shall:

(a)          establish and maintain adequate service capabilities for servicing and installing the Equipment and performing warranty obligations for the Equipment as approved by Company, including without limitation Company-directed maintenance training for personnel and adequate maintenance part reserves.

(b)          refrain, unless Company consents in writing, in countries that are outside the Purchaser’s Territory, from selling or marketing the Equipment, seeking customers for the Equipment (including genuine replacement spare parts for the Equipment), advertising the Equipment, canvassing or soliciting orders for the Equipment, maintaining any distribution depot or establishing any branch to market or sell the Equipment.

(c)          keep Company fully advised of all laws and regulations (including those relating to customs) that it becomes aware of and which are applicable to the offer and sale of the Equipment in the Territory.

(d)          not disclose to third parties the price paid by it for the Equipment (including genuine replacement parts for the Equipment) or any other terms of its purchase of the Equipment.

6

(e)         comply with all applicable laws, rules and regulations.

(f)          not misrepresent to customers that the any products sold by Purchaser have been manufactured, supplied or approved by Company when such is not the case. Purchaser shall not utilize Company’s product numbers and packaging for any products (including replacement parts for the Equipment) not manufactured, supplied or approved by Company.

(g)         obtain at its own expense all necessary permissions, consents and licenses to enable Purchaser to market and sell the Equipment in the Territory and to ensure the full and legal operation of the Agreement.

(h)         not disclose information of a proprietary nature, such as technical information and Company business plans, to any competitor of Company or Company’s affiliates or to any affiliate of any such competitor or to any other third party or use any such information for any purpose other than as set forth in the Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

(i)          ensure prompt entry of complete customer and installation data into Company’s warranty management/field service database.

(j)          place warning, maintenance and instruction decals and other information on the Equipment and distribute such other required safety-related information all in the language of the Purchaser’s country as required by Company.

(k)         use Company’s genuine replacement parts exclusively in any warranty coverage repair of the Equipment for which Purchaser seeks warranty credit from Company, unless otherwise authorized in writing by Company.

(l)          use Company’s genuine replacement parts exclusively in performing any maintenance or service on the Equipment, unless otherwise authorized in writing by Company.

(m)        not make modifications to the Equipment and will not apply or use attachments, accessories, parts or batteries on the Equipment unless such modifications, applications or uses have been given engineering approval in writing by Company. Any modification, application or use which has been approved will be made only in accordance with instructions from Company. Purchaser will defend and save Company harmless, including attorney fees and costs, from claims of any kind, including but not limited to injuries to persons or damage to property, arising from modifications to the Equipment or applications or uses of attachments, accessories, parts or batteries on the Equipment, which were not given prior Company engineering approval or which are made other than as instructed by Company.

Purchaser’s failure to satisfy any such obligation or responsibility shall be deemed a material breach of the Agreement.

8.	Commissioning.

(a)          Following installation (including completion of Company’s installation checklist) and prior to commencement of operation of the Equipment by Purchaser or Purchaser’s customers, Purchaser shall engage Company to commission the Equipment. The cost of commissioning the Equipment is not included in the purchase price.

7

(b)          The costs of commissioning will be billed as and when incurred and will not be included in any progress invoices for the Equipment.

(c)          Notwithstanding Section 8(a) above, Purchaser shall not be required to engage Company to commission the Equipment after and so long as (i) Purchaser demonstrates to Company (in Company’s sole discretion) that Purchaser’s personnel possess sufficient technical knowledge and expertise to successfully commission the Equipment and (ii) Purchaser agrees (in a form acceptable to the Company) to commission the Equipment in accordance with the Company’s instructions and requirements.

9.           Service Agreement. The costs of maintaining and otherwise servicing the Equipment are not included in the purchase price for the Equipment. At or prior to commencement of operation of the Equipment, Purchaser shall enter into a separate service agreement with the customer with respect to the Equipment.

10.         Facilities. Purchaser agrees to provide fit and reasonable facilities free of charge to store Equipment parts and required tools necessary for the provision of any commissioning and maintenance services. Minimum required tools are as follows:

1.          ADRE (vibration analyzer system)

2.          Borescope

3.          Power analyzer

4.          Laptop computer for technicians use in the field

5.          Lifting and rigging equipment

6.          Full set of hand tools as required for typical industrial equipment

7.          Volt/Ohmmeter

8.          Gas leak detector

9.          Splicing and crimping tools for electrical connections

10.         Pumps for transferring oil

11.         Thermocouple calibrator

12.         Pressure calibrator

13.         4-20 mA signal generator

14.         Ampmeter

15.         Feeler gauge

16.         Torque wrenches

17.         Oscilloscope

18.         Rotation meter

19.         Gas analyzer

20.         Battery charger

21.         Meggar

This list may be modified by Company in its sole discretion from time to time.

8

11.         Certifications.

(a)          Purchaser agrees to use its best efforts in ensuring that the Equipment is approved for use in the Territory by all necessary governmental bodies. Further, Purchaser shall use its best efforts to ensure that the Equipment may be installed, operated, maintained and decommissioned in accordance with all laws, rules, regulations, and requirements of every governing body.

(b)          To the extent required by Company, all certificates shall be issued in the name the Company or any such other entity as Company may designate from time to time.

(c)          Purchaser covenants to use its best efforts to obtain the requisite certifications in a timely manner. In no event shall it permit the installation of the Equipment in the Territory prior to the obtainment of all necessary certifications and approvals.

12.         Site Connectivity Requirements. Unless not reasonably feasible or Company otherwise consents in writing, (a) Purchaser shall ensure that Company has the infrastructure capability to remotely connect to the Equipment at all times; and (b) to ensure such connectivity, Purchaser shall be responsible to communicate to its customers that a data communications connection in the form of a cable, cellular, satellite or other data line, suitable to support serial modem communication or Local Area Network communication, must be available free of charge to Company, subject to Purchaser’s customer’s security requirements.

13.         INCOTERMS. Unless otherwise stated, all prices and terms of delivery are EXWORKS Company’s shipping facilities in USA (2010 - Incoterms). Prices do not include the cost of special packaging, insurance, foreign taxes or duties, nor any other charges which may be applicable to the export or import of the Equipment. In the event that Incoterms other than EXWORKS are agreed, a further incremental charge shall be added to the Equipment price to cover the extra cost. Any such extra costs shall be reflected in the invoice sent to the Purchaser.

14.         Additional Terms and Conditions; Warranty. Company’s standard terms and conditions and warranty (the “Standard Terms and Warranty”) are set forth on Exhibit B and Exhibit C hereto, respectively, and are hereby fully incorporated by reference and made a part of this Agreement; provided, however, that to the extent that any term included in the Standard Terms and Warranty is inconsistent with any other terms set forth in this Agreement, the terms set forth in the Standard Terms and Warranty shall govern. EXCEPT FOR COMPANY’s WARRANTY INCLUDED on EXHIBIT C, COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE EQUIPMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

SIGNATURES ON NEXT PAGE

9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		PURCHASER:

Flex Power Generation, Inc.		EECT B.V.

By:		By:
Name:	Boris Maslov	Name:	R.A. van Eden
Title:	President	Title:	Director

10

EXHIBIT A

International Trade and Export Policy and Procedure

Purchaser acknowledges that all technical information, manufacturing and production data, software and codes, documentation, materials and products supplied or to be supplied by Company and finished goods (collectively “Goods”), are subject to import/export laws, rules and regulations of the United States and other countries (the “Regulations”), including but not limited to the provisions of the U.S. Export Administration Regulations (“EAR”), the Foreign Assets Control Regulations of the U.S. Department of Treasury (“OFAC”) and other applicable regulations.

Purchaser agrees to comply with all applicable Regulations, and shall not resell, export, re-export, distribute, transfer or dispose of the Goods, directly or indirectly, without first obtaining all necessary written consents, permits and authorizations and completing such formalities as may be required by any such Regulations. In no event shall Company be bound by any terms and conditions of Purchaser that contradict or contravene such Regulations. Without limiting the generality of the foregoing, Purchaser agrees that it shall not resell, export, re-export, distribute, transfer or dispose of, directly or indirectly, any Goods to (i) any country to which the United States has at the time of the transfer embargoed or restricted the export or re-export of such Goods (currently including but not limited to Cuba, Iran, Sudan and Syria); (ii) any person, company, entity, organization or firm that has been prohibited from participating in US export/re-export transactions by any federal agency of the United States including but not limited to persons identified on the U.S. Table of Denial Orders and the Entity List set forth in Part 744 of the EAR; and (iii) any other countries/persons to which exports/re-exports of the Goods would be prohibited or restricted under other applicable Regulations, including but not limited to those of the European Union.

Purchaser is responsible for keeping itself fully informed of any changes to the applicable Regulations. Company shall have no responsibility to or liability for not notifying Purchaser of any such changes.

The obligation of Company to supply Goods under this Agreement is subject to the ability of Company to supply such items consistent with applicable Regulations of the US and other governments. Company reserves the right to refuse to enter into or perform any order, and to cancel any order, placed under this Agreement if Company in its sole discretion determines that the entry into such order or the performance of the transaction to which such order relates would violate any such applicable Regulation. Any such refusal or cancellation by Company will not constitute a breach of obligation by Company under this Agreement, and Purchaser waives any and all claim against Company for any loss, cost or expense, including consequential damages, that Purchaser may incur by virtue of such refusal or cancellation.

Where Company is required to obtain any license, permit, approval or authorization for the export or re-export of the Goods under the Regulations pursuant to any orders placed by Purchaser, Company shall, so far as it is lawful for it to do so, disclose the fact and nature of any such license, permit, approval or authorization to Purchaser. Purchaser shall not engage in any actions which would, if done by Company, constitute a breach of the terms thereof.

Where Purchaser is required to obtain any license, permit, approval or authorization to export or re-export the Goods, Purchaser shall be solely responsible for obtaining the same in accordance with the Regulations.

Purchaser agrees to maintain records of transactions involving Goods for five years from the date of the transaction. Purchaser agrees to make such records available to Company for audit, review, inspection and/or copying at Company’s request.

Failure by Purchaser to comply with this Exhibit A shall constitute a material breach of this Agreement. Purchaser shall not do anything which would cause Company to be in breach of applicable Regulations, and shall protect, indemnify, and hold harmless Company from any claim, damages, liability, costs, fees and expenses incurred by Company as a result of the failure or omission of Company to comply with such Regulations.

11

EXHIBIT B

Standard Terms and Conditions

1.          General.

(a)          The Terms and Conditions contained herein (hereinafter referred to as the “Terms”) shall apply to the sale by FPG (hereinafter referred to as the “Company”), to the person, firm or company to whom the Company’s offer is made (hereinafter referred to as the “Purchaser”) of products, equipment and parts relating thereto (hereinafter referred to as the “Equipment”).

(b)          Unless otherwise agreed in writing by the Company, it shall be understood that the Company performance in supplying the Equipment to Purchaser shall be in accordance with the terms and conditions outlined herein. THESE TERMS AND CONDITIONS SHALL PREVAIL OVER ANY TERMS PUT FORWARD BY THE PURCHASER, UNLESS THE COMPANY AGREES TO THEM EXPRESSLY IN WRITING. NO OTHER CONDUCT BY THE COMPANY SHALL BE DEEMED TO CONSTITUTE ACCEPTANCE OF ANY TERMS PUT FORWARD BY THE PURCHASER. Unless otherwise stated, all prices are EX WORKS (2010 - Incoterms). Prices do not include the cost of special packaging, insurance, foreign taxes or duties, nor any other charges that may be applicable to the export or import of the Equipment. In the event that Incoterms other than EX WORKS are agreed, a further incremental charge shall be added to the Equipment price to cover the extra cost. Any such extra costs shall be reflected in the invoice sent to the Purchaser. The Company may send invoices, acknowledgments and statements to the Purchaser solely by use of electronic means, including by email with attachment. Nothing in these Terms shall affect the statutory rights of a consumer.

(c)          The Company reserves the right to charge interest at the annual rate of 5 (five) percent over EURIBOR (Euro InterBank Offered Rate) on all overdue accounts, such interest shall accrue on a day to day basis.

(d)          If payment is agreed to be made by installments, in the event of default in payment of any one installment, all other sums payable to the Company shall become immediately due and payable.

(e)          If any provision of this Agreement shall be held to be void, unlawful or unenforceable, such provision shall be deemed stricken from the Agreement but the remaining provisions of the Agreement shall continue in full force and effect. If the Agreement shall be held to be incomplete, the missing provision shall automatically be replaced by such provision as comes closest to the economic purpose of the Agreement.

12

(f)          Any error of any kind whatsoever in any invoice of the Company shall be notified to the Company within thirty (30) days of receipt of such invoice by the Purchaser. Failure to notify as herein required shall mean that the Purchaser is deemed to accept that the invoice is correct in all respects. Notwithstanding the foregoing, where there has been an error in the price, and the Company notifies the Purchaser of the error, before dispatch of the Equipment, the Purchaser will pay the correct price for the Equipment.

2.          Title. The legal title, right to possession and control, beneficial ownership and all other incidents of ownership (“title”) shall pass to the Purchaser as follows:

(a)          Until payment in full has been made of all sums due to the Company under the Agreement (or in the case of the Company accepting any check, bill of exchange or promissory note, until the same has been cleared):

(i)          Title in the Equipment supplied by the Company, even if affixed to or incorporated into other goods of the Purchaser or any third party, shall remain with the Company.

(ii)         The Purchaser shall be at liberty to sell the Equipment at full market value as principal in the ordinary course of business. However, the proceeds of any such sale to the extent of such purchase price still due and owing from Purchaser to Company for such sale will be held in trust for the Company absolutely until payment in full, provided always that the Company may by written notice terminate the Purchaser’s power of sale at any time if it appears to the Company that the Purchaser appoints or threatens to appoint a receiver, administrative receiver, administrator, liquidator or makes any other arrangements with the majority of its creditors, and at any time after the termination of the power of sale, the Company may repossess any Products to which title has not passed to the Purchaser.

(iii)        The Company, its agents and employees, with notice to Purchaser shall have a license to enter the premises of the Purchaser to inspect or recover such Equipment or any part thereof.

(b)          Until ownership of the Equipment has passed to the Purchaser, the Purchaser must hold the Equipment on a fiduciary basis as the Company’s bailee to the extent of the unpaid purchase price for the Equipment; store the Equipment (at no cost to the Company) in such a way that they remain readily identifiable as the Company’s property; not destroy, deface or obscure any identifying mark or packaging on or relating to the Equipment; and maintain the Equipment in satisfactory condition insured on the Company’s behalf for their full price against all risks to the reasonable satisfaction of the Company, and will whenever requested by the Company produce a copy of the policy of insurance.

13

(c)          If payment of all monies due to the Company from the Purchaser is received in advance of delivery of the Equipment, title in the Equipment shall pass to the Purchaser upon, and only upon, the satisfaction of the Company’s making the Equipment ready for collection at the Company’s U.S. manufacturing facility (or such other third-party manufacturing or supplier facility at which the Company has made the Equipment ready for collection). If Purchaser has not paid Company in full in advance of Purchaser’s obtaining the Equipment from Company’s facility, title in the Equipment shall pass to the Purchaser only upon the Company’s receipt of payment in full of all sums due to the Company with respect to such Equipment.

(d)          The Company will be entitled to recover payment for the Equipment notwithstanding that title in any of the Equipment has not passed from the Company, subject to Section 2(a) above.

3.          Risk. Notwithstanding that the title in the Equipment may not have passed to the Purchaser as provided for in Article 2 above, the risk of loss in the Equipment shall pass to the Purchaser at the time that the Company has made the Equipment ready for collection at the Company’s U.S. manufacturing facility (or such other third-party manufacturing or supplier facility at which the Company has made the Equipment ready for collection).

4.          Assignment. The Agreement may not be assigned or transferred by the Purchaser without the prior written consent of the Company. The Company may not assign or transfer the Agreement without the consent of the Purchaser, except that the Company may assign or transfer without the consent of the Purchaser the Company’s right to receive all or any portion of the payment due from the Purchaser under the Agreement.

5.          Shipment.

(a)          Unless specified by the Company, the Purchaser shall select, arrange and pay for the method of transportation, including place or places of storage, if necessary, in accordance with the shipping conditions current at time of or during shipment. To the extent the Purchaser deems necessary, the Purchaser will arrange to obtain ocean freight space, marine insurance (which may include standard warehouse to warehouse coverage), war risk insurance and forwarder’s services. The Purchaser shall be responsible for all such charges.

(b)          All shipments are made for the Purchaser’s account. If shipments are delayed because of delayed payments or insufficient or delayed shipping instructions from the Purchaser, the Purchaser shall be charged for storage costs beginning immediately after the Company’s notice that the Equipment ordered is ready for shipment and, if the Equipment is stored in the Company’s factory, for not less than one half (1/2) of one (1) per cent per month of the amount invoiced for the sale of the Equipment.

14

(c)          Partial shipments may be made and payments therefore shall become due in accordance with the terms hereof as invoices issued.

(d)          Claims for shortages must be made by the Purchaser within ten (10) days of receipt of goods.

6.          Delivery and Delays. Subject to the provisions of Section 4 of the Agreement, shipment dates are understood to be estimated and in no event shall such dates be construed as falling within the meaning of “time is of the essence” or other broadly similar concepts having the same legal effect. The Company shall not be liable for loss, damage, detention, delay or completion of an order due to acts of God, acts of terrorism, war, riots, civil insurrection, strikes, work stoppages, fires, accidents, acts of civil or military authority including governmental laws, embargoes, orders, priorities, or regulations, delay in transportation, shortages, delay by suppliers of materials, or any other causes whatsoever beyond the reasonable control of the Company, provided that Company shall give written notice to Purchaser of any such delays. Company shall not be liable for delays due to acts of the Purchaser. Acceptance of delivery shall constitute a waiver of all claims for damages by reason of delay in deliveries.

7.          Delay or Cancellation. Other than as set forth in Section 6 above, the Equipment ordered by the Purchaser and accepted by Company under this Agreement cannot be delayed, canceled, suspended, or extended except with Purchaser’s and Company’s written consent and upon written terms accepted by both parties that will reimburse Company for its materials, time, labor, services, use of facilities and otherwise. The Purchaser will be obligated to accept any goods shipped, tendered for delivery or delivered by Company pursuant to the order prior to any agreed delay, cancellation, suspension or extension of the order, provided that there is no discrepancy in quantities, condition or the type of goods provided by Company.

8.          Taxes. Unless otherwise stated, the Purchaser shall pay all VAT, sales and other taxes and levies of whatever nature chargeable on the purchase price of the Equipment.

9.          Payment. The Purchaser agrees that it shall make no deduction or set-off against sums due to the Company on the sale of the Equipment to the Purchaser unless the Company has issued a credit memorandum in the amount of such deduction or set-off. Unless otherwise provided in this Agreement, payment must be made in United Stated dollars.

10.        Intellectual Property.

(a)          The Company retains all ownership, license and other rights to all patents, trademarks, copyrights, trade secrets and other intellectual property rights related to the Equipment. Except for the right to use and sell the Equipment that are the subject of this Agreement (and in accordance with this Agreement), the Purchaser obtains no rights to use any such intellectual property.

15

(b)          The Company shall defend any action or proceeding brought against the Purchaser and shall pay any settlement between Company and claimant or any adverse judgment entered therein so far as such action or proceeding is based upon a claim that the use of the Equipment thereof manufactured by the Company and furnished under the Agreement constitutes infringement of any patent of a country where the Equipment is sold, or of a country where the Company is aware at the date of the sale that the Equipment will be used providing the Company is promptly notified in writing and given authority information and assistance for defense of same. In the event that a claim of infringement is asserted, the Company may, at its sole discretion, procure for the Purchaser the right to continue to use said Equipment, or modify it so that it becomes non-infringing, or replace the same with non-infringing Equipment, or remove said Equipment and refund the purchase price. The foregoing shall not be construed to include any agreement by the Company to accept any liability whatsoever in respect of patents for inventions including more than the Equipment furnished hereunder, or in respect of patents for methods and processes to be carried out with the aid of said Equipment. The foregoing states the entire liability of the Company with regard to patent infringement.

11.         Specifications and Improvements. Unless expressly otherwise provided, the Company’s specifications concerning the Equipment are subject to change by the Company in the course of manufacture without notice to the Purchaser. It is the Company’s policy to constantly strive to improve its Equipment. The Company, therefore, reserves the right to make changes in design, and other changes, whenever the Company believes its Equipment will be improved thereby, but without any obligation to incorporate such changes retroactively.

12.         Warranty. Company’s exclusive warranty for the Equipment is included on Exhibit C. EXCEPT FOR COMPANY’S WARRANTY included on Exhibit C, COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE products or services, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. Company agrees that THE EQUIPMENT WARRANTY FOR INTERNATIONAL SALES SHALL BE MODIFIED TO INCLUDE ANY WARRANTY TERMS THAT ARE REQUIRED PURSUANT TO LOCAL LAW IN THE COUNTRY OF FINAL DELIVERY, AS INDICATED ON THE PURCHASE ORDER.

16

13.         Indemnification.

(a)          Company agrees to indemnify, hold harmless, and defend Purchaser, including its affiliates, subsidiaries and related companies, from and against all third party claims, liabilities, suits, actions, judgments, costs, or expenses of whatsoever nature (“Claims”) incurred by or brought against Purchaser solely as a result of (a) Company's negligence in the production and mutually agreed-upon instructions concerning operation and/or servicing of the Authorized Products (provided that Purchaser has followed such agreed-upon instructions) or (b) any strict liability solely arising out of the Authorized Products, whether or not such Claims arose prior to during or after termination of this Agreement.

(b)          Purchaser agrees to defend, indemnify, and hold harmless Company, its directors, officers, agents, and employees from and against all Claims arising out of or related to Purchaser’s material breach of this Agreement, including violation by Purchaser of any applicable local, state, or federal law, rule or regulation, including for all injuries to persons and for loss of or damage to property arising out of or related to services performed by Purchaser, its agents, or employees, or subcontractors, except to the extent such liabilities or losses are attributable to the sole negligence or willful misconduct of Company, its agents, or employees.

(c)          EXCEPT FOR COMPANY’S LIABILITY FOR FRAUD, AND THE COMPANY’S OBLIGATION TO INDEMNIFY PURCHASER UNDER SECTION 10(B) FOR INTELLECTUAL PROPERTY CLAIMS, THE COMPANY WILL NOT BE LIABLE TO THE PURCHASER OR ITS CUSTOMERS UNDER OR IN CONNECTION WITH THE AGREEMENT OR ANY COLLATERAL CONTRACT, OR ANY EQUIPMENT OR PART SUPPLIED UNDER THIS AGREEMENT, FOR ANY LOSS OF PROFIT, LOSS OF INCOME OR CONTRACT, LOSS OF GOODWILL, OR FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER, WHETHER BASED ON OR ARISING IN TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHERWISE.

(d)          EXCEPT FOR COMPANY’S LIABILITY FOR FRAUD, AND THE COMPANY’S OBLIGATION TO INDEMNIFY PURCHASER UNDER SECTION 10(B) FOR INTELLECTUAL PROPERTY CLAIMS, MAXIMUM LIABILITY TO PURCHASER AND/OR ITS CUSTOMERS FOR, UNDER OR IN CONNECTION WITH THE AGREEMENT, AND ANY EQUIPMENT OR PART SUPPLIED UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL NOT EXCEED, IN RESPECT OF EACH EVENT OR SERIES OF CONNECTED EVENTS, THE PURCHASE PRICE OF THE EQUIPMENT PURCHASED UNDER THIS AGREEMENT UPON WHICH SUCH LIABILITY IS BASED.

17

(e)          EXCEPT FOR (1) PURCHASER’S OBLIGATION TO PAY SUMS DUE TO COMPANY HEREUNDER, AND (2) PURCHASER’S OBLIGATION REGARDING COMPANY’S MARKS, PURCHASER WILL NOT BE LIABLE, FOR ANY LOSS OF PROFIT, LOSS OF INCOME OR CONTRACT, LOSS OF GOODWILL, OR FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER, WHETHER BASED ON OR ARISING IN TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHERWISE; AND PURCHASER’S MAXIMUM LIABILITY TO COMPANY IN CONNECTION WITH THE AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL NOT EXCEED, IN RESPECT OF EACH EVENT OR SERIES OF CONNECTED EVENTS, THE PURCHASE PRICE OF THE EQUIPMENT PURCHASED UNDER THIS AGREEMENT UPON WHICH SUCH LIABILITY IS BASED.

(f)          Neither the Purchaser nor any affiliated company, customer or assignee shall have the right to compensation unless expressly otherwise provided.

14.         Relationship of Parties. The relationship created between Company and Purchaser is that of independent contractors, and neither party, nor any of its employees, customers or agents, shall be deemed to be the representative, agent or employee of the other party for any purpose whatsoever, nor shall they or any of them have any authority or right to assume or create an obligation of any kind or nature, express or implied, on behalf of the other party, nor to accept service of any legal process of any kind addressed to, or intended for, the other party. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between Company and Purchaser. Nothing set forth herein shall be deemed to confer upon any person or entity, other than the parties to this Agreement, a right of action either under this Agreement or in any manner whatsoever. Purchaser agrees and represents that its employees are and shall remain the employees of Purchaser, and nothing contained in this Agreement shall be construed to create an employment agreement or arrangement between Company and Purchaser.

15.         Compliance. Purchaser will not sell, export or re-export the Equipment either directly or indirectly to persons or territories prohibited by the export laws of the United States of America, European Union or other applicable export regulations.

16.         Violations of Law. The Company shall not be bound by or required to adhere to any term or provision of a purchase order, quotation, bid, letter of credit or like document or any provision of law regulation or custom, which would cause the Company, its parent or any of its affiliates to be in violation of or fail to comply with the export laws, taxing statutes or regulations of the country wherein the Equipment is manufactured or from which it is exported or is otherwise subject to jurisdiction.

18

17.         U.S. Regulations. The Purchaser will be “exporter of record” with respect to any export from the United States of America and will perform all compliance and logistics functions in connection therewith and will also comply with all applicable laws, rules and regulations; provided that Company will cooperate in providing information regarding the Equipment that is essential to export compliance regulations. The Purchaser understands that the Company and/or the Equipment are subject to laws and regulations of the United States of America which may require licensing or authorization for and/or prohibit export, re-export or diversion of the Equipment to certain countries, and agrees it will not knowingly assist or participate in any such diversion or other violation of applicable United States of America laws and regulations. The Purchaser agrees to hold harmless and indemnify the Company for any damages resulting to the Purchaser or the Company from a breach of this paragraph by the Purchaser, unless such breach of Purchaser’s obligations arises from a failure by Company to advise Purchaser of changes to the Equipment that might reasonably be expected to affect export regulations, in which case Company will indemnify Purchaser for all such damages arising from violation of such export laws.

18.         Nuclear Liability. In the event that the Equipment sold hereunder is to be used in a nuclear facility, the Purchaser and/or Owner of the facility hereby releases and agrees to indemnify the Company and its suppliers for any nuclear damage, occurring on site or off- site, including loss of use, in any manner arising out of a nuclear incident, whether alleged to be due in whole or in part to the negligence or otherwise of the Company or its suppliers.

19.         Governing Law and Jurisdiction.

(a)          The Company and the Purchaser agree that this Agreement shall be governed by, and construed in accordance with, the laws of California.

(b)          The Company and the Purchaser hereby understand and agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from and will not in any way be applicable to this Agreement.

(c)          Subject to sub-paragraph (d) hereunder, the Company and the Purchaser irrevocably agree that the state and federal courts located in the State of California shall have exclusive jurisdiction in relation to any legal proceedings arising out of or in connection with this Agreement (including, without prejudice to the generality of the foregoing, a dispute regarding the existence, validity, breach of or termination of this Agreement) and the Purchaser waives any objections to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

(d)          Notwithstanding sub-paragraph (c) above, the Company and the Purchaser agree that sub-paragraph (c) operates for the benefit of the Company only and accordingly, the Company shall be entitled to take proceedings in any other court or courts having jurisdiction.

19

20.         Execution. The Agreement when so approved, shall supersede all previous communications, either oral or written. This Agreement may be modified only by a writing signed by an authorized representative of each of the parties.

20

EXHIBIT C

Equipment Warranty

Company warrants to Purchaser that:

For a period of six (6) months from the date of shipment to Purchaser, the equipment sold to Purchaser (the "Equipment") will be free of defects in material and workmanship and will comply with Company's published specifications.

This warranty is a "parts only" warranty. Purchaser's sole remedy for a breach of this warranty shall be either, at Company's election, (i) the repair of the defective part or (ii) the replacement of the defective part with a replacement part; provided however that this warranty does not cover (a) any costs of labor, removal or installation with respect to any defective, repaired or replacement parts, or (b) except as specifically otherwise provided below, any transportation, insurance, delivery and/or incidental costs with respect to any defective, repaired or replacement parts.

In the event of a defect in material or workmanship or noncompliance with Company's specifications concerning any part of the Equipment during the warranty period, Purchaser must send to Company (at Purchaser's expense to the facility designated by Company) the specific part believed to be defective or noncompliant. Company will then examine and test the part and determine whether or not it is defective. If Company determines such part to be defective or noncompliant, Company shall credit Purchaser an amount equal to the cost of a replacement part and non-expedited ground shipment of such replacement part back to Purchaser. If Purchaser elects to have the replacement part shipped by any other means, Purchaser shall arrange for and bear the full cost of such shipment without a shipment credit for shipment costs. Any replacement parts will be covered under this warranty only for the balance of the warranty period originally applicable to the Equipment, and no repair or replacement of parts will extend the warranty period.

EXCEPTIONS

COMPANY WILL BE RELIEVED OF ALL OBLIGATIONS AND LIABILITY UNDER COMPANY’S WARRANTY AND SUCH WARRANTY WILL BE VOID IF:

A) The Equipment, or parts thereof, have been altered, without Company's written consent, or repaired in any way, by a party other than Company or its authorized service provider, that adversely affects the stability or reliability of the Equipment;

B) The Equipment has been subject to any of the following contrary to the requirements in Company’s specifications: (i) abuse, or accident, (ii) adverse weather, (iii) environmental conditions (which are identified in Companies specifications), or (iv) alteration, improper use, improper installation, Commissioning by a party other than Company or the Company’s authorized representative or its authorized service provider, or (v) neglect, unauthorized modification or service, unusual physical or electrical stress or vandalism. In such event, the costs to repair the Equipment (at Company’s then-prevailing prices) will be immediately payable by Purchaser to Company;

C) The Equipment has been operated with any accessory, equipment or part not specifically approved by Company; or not manufactured by Company or to Company's design and specifications;

D) The Equipment is not properly maintained as recommended by Company;

E) The Equipment has not been stored by Purchaser prior to Commissioning in a clean, dry, temperature controlled environment; or

F) The Equipment has been stored by Purchaser without Commissioning for a period of six (6) months or more, except to the extent partially re-established upon (and only upon) the satisfaction of each condition set forth in the applicable paragraph further below.

EXCLUSIONS

COMPANY’S WARRANTY SPECIFICALLY EXCLUDES THE FOLLOWING:

Company does not warrant the Equipment to meet the requirements of any building or zoning code of any state, municipality, or other jurisdiction, and Purchaser assumes all risk and liability whatsoever resulting from the use thereof, whether used singly or in combination with other machines or apparatus.

Company does not warrant the Equipment against damage caused to the Equipment by disruptions to or from the electrical connections or grid to which the Equipment is connected, whether or not such disruptions are caused by other equipment or acts of God or nature.

Company does not warrant the Equipment against any interruptions caused by disruptions to the fuel supply, fuel pressure variations, fuel cleanliness, or variation in the BTU value of the fuel.

Company’s warranty does not cover Company expenses incurred in investigating performance complaints and faults, unless caused by Company’s defect in material or workmanship or noncompliance with Company’s specifications concerning any part of the Equipment during the warranty period.

Purchaser acknowledges and agrees that it has made the selection of each unit of Equipment based upon its own judgment and expressly disclaims any reliance on any oral or written statement made by Company regarding the Equipment or its function which is not included in this warranty.

In the event that Purchaser has stored the Equipment without Commissioning for a period of six (6) months or more, it should not be operated, and Purchaser must accordingly inform Company of such storage condition and not operate the Equipment. In such case, the Equipment will require inspections of critical components and extended-storage maintenance by Company, for which Purchaser will immediately pay Company at Company’s then-prevailing rates, prior to Commissioning and operation. Purchaser will immediately pay any related cost of repairing or replacing components damaged due to such extended storage.

EXCEPT FOR COMPANY’S WARRANTY EXPRESSLY SET FORTH HEREIN, COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED CONCERNING ITS PRODUCTS, EQUIPMENT OR SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Company shall not be liable to Purchaser, any successors in interest or any beneficiary or assignee of this warranty for any consequential, incidental, indirect, special or punitive damages arising out of this warranty or any breach thereof, or in connection with any product or service, any defect in, or failure of, or malfunction of the product or service hereunder, whether based upon loss or use, lost profits or revenue, interest, lost goodwill, work stoppage, impairment or other goods, loss by reason of shutdown or non-operation, increased expenses of operation, cost of purchase or replacement power or claims of Purchaser or customers of Purchaser for service interruption whether or not such loss or damage is based on this warranty, negligence, indemnity, strict liability or otherwise. In no event will Company’s liability in connection with the sale of a product or service to which this warranty applies exceed the entire amount paid to Company by Purchaser for such product or service.

21

EXHIBIT D

PROJECT REGISTRATION FORM

Name of Potential Customer:

Project Name:

Project Location:

Date originally identified:

Date of expiration:

Project Details (as applicable

•	Flow Rate of fuel in SCFM
•	Fuel value or Wobbe Index of fuel gas in Btu/ft3
•	Gas Analysis showing all levels of impurities
•	Energy Consumption Information
o	15-minute electrical load profile (or projected 24/7 baseload)
o	Blended rate of electricity being consumed on site ($/kWh)
o	Export rate available through local utility ($/kWh) if applicable
o	Annual Natural gas usage
o	Natural gas rate ($/ MM Btu or $/therm)

Project Drivers

•	Expected financial return
•	Environmental goals (RPS, REC’s, Carbon Credits?)

Project Sensitivities

•	Identify expected competition
•	Will project go to bid?
•	Who is fuel conditioning supplier?

Additional Required Information:

•	Customer Name. Address. Phone & Contact Person:

•	Specifying Engineer Contractor Name. Address. Phone & Contact Person

•	Probable Location Site(s) for Equipment Installation:

•	Approximate Scope of Supply:

22

o	(e.g. xx kW of Turbine Generator Power Plants; other equipment and services as indicated below)

•	Anticipated Pricing Level:

•	Estimated Project Timing:

o	Start of Project:
o	Customer’s Order Issued:
o	Commissioning/Startup of Equipment

Flex Power Generation, Inc.	EECT B.V.
“Company”	“Purchaser”

Name:	Name:

Title:	Title:

Date:	Date:

23

EXHIBIT E

TERRITORY AND MINIMUM PURCHASE AMOUNTS

In accordance with this Agreement, the Territory is defined as the following countries:

Albania, Andorra, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Holy See, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom.

In accordance with this Agreement, Purchaser agrees to purchase the following minimum unit sales for Equipment during the corresponding time periods to maintain its exclusivity rights:

Time Period	FP250 Units Purchased

January 1, 2013 – December 31, 2013	10
January 1, 2014 – December 31, 2014	12
January 1, 2015 – December 31, 2014	14

24

AUTHORIZED SERVICE PROVIDER AGREEMENT

THIS AUTHORIZED SERVICE PROVIDER AGREEMENT (this “Agreement”) is entered into as of December 31, 2012 (the “Effective Date”) by and between Flex Power Generation, Inc., a Delaware corporation (“FPG” or “Company”), with a business address of 9400 Toledo Way, Irvine, California 92618, and Efficient Energy Conversion Turbomachinery B.V., on behalf of itself and its affiliates (“Purchaser”), with a business address of Pieter Zeemanweg 97n 3316 GZ Dordrecht, The Netherlands.

WHEREAS, ASP desires to be designated as a “FPG Authorized Service Provider” to provide warranty, maintenance and repair services for products sold by FPG to ASP for resale pursuant to the Purchase and Re-Sale Agreement entered into by and between the parties of even date (“ASP Customers”), its affiliates and representatives, and their respective predecessors and successors in interest; and

WHEREAS, in order to ensure that owners and operators of FPG Products (“FPG Customers”) receive professional, fair and timely service, the parties desire to provide certain covenants set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, FPG and ASP hereby agree as follows:

1.          Authorization.

(a)          Authorized Services; Authorized Products. Subject to the terms of this Agreement, FPG grants ASP a personal, limited, non-exclusive, non-transferable, non-sublicensable authorization to perform the “Authorized Services” (as described on Schedule 1) on the “Authorized Products” (as described on Schedule 1).

(b)          Additional Authorized Products. Upon the mutual written agreement of the parties, additional products may be included as Authorized Products; provided, however, that ASP shall complete FPG’s training requirements for any such additional Authorized Product, to FPG’s satisfaction in its sole discretion, prior to ASP’s performance of Authorized Services on any such additional Authorized Product. The parties shall update Schedule 1 to reflect any additional Authorized Products.

(c)          Territory. Without FPG’s prior written consent, ASP agrees that it shall not provide any maintenance or repair services, or offer or agree to provide such services, for any equipment, accessories, parts, supplies, firmware, software or other products sold by FPG and its representatives and their respective predecessors and successors in interest (“FPG Products”), (i) located outside of the Territory, or (ii) except for the Authorized Services.

25

2.          Spare Parts.

(a)          Pricing and Payment Terms. FPG agrees to sell spare parts to ASP at the standard prices in effect at the time of ASP’s order. Payment in full is due within 30 days from the date of invoice. Unless otherwise stated, ASP shall pay all VAT, sales, use and other taxes and levies of whatever nature chargeable on the purchase of parts hereunder. Unless otherwise stated, all prices and terms of delivery are Ex Works FPG’s manufacturing facility (Incoterms 2010). Standard prices do not include the cost of shipping, special packaging, insurance, foreign taxes or duties, nor any other charges which may be applicable to the export or import of such parts.

(b)          Limited Warranty.

(i)          FPG warrants that any spare parts sold by FPG and furnished under this Agreement will be free of defects in material and workmanship for a period of six (6) months from the date of installation. If defective, FPG, at its option, shall either repair or replace such parts, provided ASP promptly notifies FPG of defects therein; provided, however, that under no circumstances shall FPG be responsible for any installation, removal, or other costs. This Section 2(b)(i) shall specifically exclude all Spare Parts that are consumable parts by its nature, such as air and liquid filters, lube oils, non-rechargeable batteries, etc.

(ii)         The warranty set forth in Section 2(b)(i) above is in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by FPG, including without limitation any warranty of merchantability or fitness for a particular purposes or use and all obligations or liabilities on the part of FPG for damages arising out of or in connection with the use repair or performance of the spare parts. FPG shall not be liable for any loss or damage caused by delay or furnishing spare parts or any other performance under or pursuant to this Agreement. The sole and exclusive remedies for breach of any and all warranties with respect to the spare parts supplied hereunder shall be limited to repair or replacement by FPG. In no event shall FPG’s liability of any kind include any special, indirect, incidental or consequential losses or damages, even if FPG shall have been advised of the possibility of such potential loss or damage.

26

(c)          Export Compliance. ASP shall be “exporter of record” with respect to any export from the United States of America and shall perform all compliance and logistics functions in connection therewith and shall also comply with all applicable laws, rules and regulations. ASP understands that FPG and/or the FPG Products are subject to laws and regulations of the United States of America which may require licensing or authorization for and/or prohibit export, re-export or diversion of FPG Products to certain countries, and agrees it shall not knowingly assist or participate in any such diversion or other violation of applicable United States of America laws and regulations. ASP agrees to comply with the international trade and export policy and procedure attached as Exhibit A of the Master Purchase and Re-Sale Agreement between the Parties, which is hereby fully incorporated by reference and made a part of this Agreement. ASP agrees to hold harmless and indemnify FPG for any damages resulting to FPG from a breach of this paragraph by ASP.

3.          ASP Requirements.

(a)          ASP Service Organization. ASP currently maintains and shall continue to maintain during the term of this Agreement an adequate service organization adequate to perform the Authorized Services on Authorized Products located in the Territory, including without limitation the personnel described on Schedule 2.

(b)          Training. ASP understands and agrees that having knowledgeable and trained service personnel are vital to properly servicing Authorized Products. ASP must be service trained by FPG for each type of Authorized Product, and the requisite number of ASP’s service technicians, appropriate for the number of Authorized Products located in the Territory, must complete the training to FPG’s standards. Training of ASP personnel shall be provided at such places and at such times as FPG may deem appropriate in accordance with Schedule 2. ASP shall complete FPG’s training requirements for any Authorized Product, to FPG’s satisfaction in its sole discretion, prior to ASP’s performance of Authorized Services on any such additional Authorized Product. Upon FPG’s reasonable request, ASP shall send its service personnel for additional training to expand their knowledge on Authorized Products. Except as otherwise agreed between the parties, all training of ASP personnel shall be at ASP’s sole cost and expense.

(c)          Dispatch or Service Technicians. ASP shall only dispatch service technicians with appropriate training to perform the Authorized Services on the Authorized Products. ASP shall supply laptop computers to the technicians for use in providing Authorized Services on the Authorized Products. ASP’s service personnel shall have 24/7 access to transportation sufficient for prompt travel to Authorized Products located in the “Service Territory”, which is defined as the locations in the Territory where ASP has exclusivity in selling the Authorized Products pursuant to the Purchase and Re-Sale Agreement.

27

(d)          Tools; Spare Parts. ASP shall maintain proper tools required to perform Authorized Services on the Authorized Products, including without limitation certain specialty tools identified by FPG, and excluding certain specialty tools identified by FPG as available for loan to ASP. ASP shall stock appropriate spare parts in the Service Territory in such quantities as are necessary to provide adequate Authorized Services for the Authorized Products. ASP recognizes that FPG Customers rely on FPG quality and ASP shall use only FPG approved parts or supplies in performing the Authorized Services.

(e)          Reports; Uploading Information. ASP shall prepare and maintain complete and accurate reports regarding all Authorized Services performed on Authorized Products, and the parts used on the Authorized Products. ASP shall upload such applicable information to FPG via LAN or web-based system as provided by FPG in a complete and accurate manner. Upon FPG’s request, copies of any ASP reports and records relating to Authorized Services shall be delivered to FPG.

(f)          Applicable Law. ASP shall comply with all applicable laws and regulations of foreign, federal, state or local governmental bodies, agencies or authorities in its performance under this Agreement, including obtaining at its own expense all necessary permissions, consents and licenses to enable ASP to provide the Authorized Services hereunder.

(g)          Service Agreements. ASP shall comply with all obligations required under any maintenance and/or service agreements between ASP and FPG Customers (the “Service Agreements”). If ASP enters into any Service Agreements with respect to Authorized Products purchased by FPG Customers directly from FPG or its affiliates, then ASP covenants and agrees that the rates and fees chargeable or charged to FPG Customers under any Service Agreement relating to such Authorized Products shall not exceed the typical rates and fees for similar services within the applicable region within the Territory in which the Authorized Products are located.

(h)          FPG Standards. All Authorized Services provided by ASP shall be prompt, efficient, correct and in accordance with FPG’s applicable manuals, instructions, specifications, policies, procedures, requirements, directives and other materials (as updated from time to time at the discretion of FPG, the “Service Manuals”).

(i)          Indemnification. ASP hereby agrees to indemnify, defend and hold harmless FPG and its affiliates, shareholders, directors, officers, employees, affiliates, agents, successors and assigns (the “Indemnified Parties”) for, from and against any and all costs, expenses, direct damages, claims, demands, responsibilities, obligations and liabilities of any nature whatsoever, including attorneys’ fees and court costs (“Losses”), incurred or suffered by such Indemnified Party as a result or arising out of a third party claim based solely on ASP’s negligence in its performance of the Authorized Services. Notwithstanding the foregoing, ASP shall not be required to indemnify, defend or hold harmless any Indemnified Party to the extent any Losses arise from any Indemnified Party’s own negligent acts or omissions or breach of this Agreement.

28

4.          Dedicated Representatives.

(a)          FPG Agreement Representative. FPG hereby appoints the individual executing this Agreement below on FPG’s behalf as the sole FPG representative with authority to act on behalf of FPG with respect to Agreement matters under this Agreement (including any amendment, approval or waiver under this Agreement) (the “FPG Agreement Representative”).

(b)          FPG Day-to-Day Service Representative. FPG appoints the individuals reachable at the following phone number as the primary FPG representatives for day-to-day service, spare parts and support matters: (949) 616-3300.

(c)          ASP Agreement Representative. ASP hereby appoints the individual executing this Agreement below on ASP’s behalf as the sole ASP representative with authority to act on behalf of ASP with respect to Agreement matters under this Agreement (including any amendment, approval or waiver under this Agreement) (the “ASP Agreement Representative”)

(d)          Except as specified in this Agreement or otherwise hereafter in a written notice to the other party, FPG and ASP acknowledge that such representative listed above shall have complete authority to act on behalf of FPG and ASP, respectively, on all matters pertaining to performance under this Agreement. If so desired, either party may change its representative designation and information, and may also appoint secondary representatives, as each deems necessary, by providing an informal written or electronic notice from the FPG Agreement Representative or the ASP Agreement Representative, as applicable, or a more senior officer of such party.

5.          Advertising. During the term of this Agreement, ASP may market, promote or otherwise refer to itself only as a “FPG Authorized Service Provider” within the Territory. Without FPG’s prior written approval, ASP shall not market itself as a service provider authorized by FPG for any services outside of the Territory. Upon termination of this Agreement, ASP shall immediately discontinue marketing, promoting or publicly referring itself as a “FPG Authorized Service Provider.”

29

6.          Intellectual Property, Trademarks and Trade Names.

(a)          License to Support Information. Subject to the terms of this Agreement, FPG grants to ASP a personal, limited, non-exclusive, non-transferable, non-sublicensable license to use technical data, training information, Service Manuals and other support resources provided to ASP by FPG (the “Support Information”); provided, however, that such use shall be solely limited to ASP’s performance of Authorized Services hereunder, and ASP shall not use Support Information for any other purpose. ASP shall not disclose any user name or password for access to Support Information to any third party.

(b)          FPG IP Ownership. As between FPG and ASP, all copyright, patent, trade secret, trade name, trademark, service mark, confidential information and other proprietary and intellectual property rights embodied in FPG Products or included in the Support Information (including without limitation any software or firmware incorporated or otherwise included and used with or by FPG Products, and any documentation provided by FPG in connection with FPG Products), including any improvements, modifications, enhancements or derivations thereof (collectively, the “FPG IP”) are and shall remain the sole and exclusive property of FPG. Neither ASP nor any person under ASP’s direction or control, shall tamper with, alter, modify or enhance any FPG Product, including without limitation, any copyright or other proprietary notices, or decompile any software incorporated or used with FPG Products, or attempt to do any of the foregoing, for any purpose other than the performance of the Authorizes Services as permitted hereunder.

(c)          License to FPG Marks. Subject to and conditioned upon ASP’s continued compliance with this Agreement, FPG grants to ASP a personal, limited, non-exclusive, non-transferable, non-sublicensable right, in the Territory to use the trade name, trademarks and service marks of FPG (collectively, “FPG Marks”) solely for the purposes of conducting its business in accordance with this Agreement. ASP shall not use any FPG Mark in any way that would result in confusion or lead third parties to believe that ASP and FPG are not distinct and separate entities, or that products or serviced not manufactured, sold or provided by FPG were manufactured, sold or provided by FPG. Upon expiration of the term of this Agreement or upon termination of this Agreement, ASP shall immediately discontinue or cause to be discontinued at its expense all use and display of the FPG Marks.

(d)          FPG Standards. ASP expressly recognizes the importance to FPG and to its reputation and goodwill, and to the public, of maintaining high, uniformly applied standards of quality in the sale and servicing of FPG Products. Accordingly, ASP shall follow any and all written specifications of FPG relating to the nature and quality of FPG Products, the affixation, colors and display of the FPG Marks.

30

(e)          Restricted Actions. ASP’s sole right shall be to state orally or in writing (in accordance with the standards and requirements of this Agreement) that it is a “FPG Authorized Service Provider” for certain FPG Products in the Territory. ASP shall take no action that will infringe any FPG IP (including the FPG Marks). Without limiting the foregoing, ASP shall not: (a) use the FPG Marks, or any components or any words or marks confusingly similar thereto, in connection with any product or service not manufactured or provided by FPG; (b) apply for or seek registration anywhere at any time of the FPG Marks or any components or any words or marks confusingly similar thereto (it being agreed that, when called upon in writing by FPG at any time to do so, ASP shall, at the election of FPG, either assign to FPG in writing any rights which ASP might have therein or release and cancel any rights of record which ASP might have therein); (c) use the FPG Marks or any components or any words or marks confusingly similar thereto, in any corporate or other trade name; or (d) do anything or commit any act which might prejudice or adversely affect the validity of the FPG Marks or their ownership by FPG. ASP acknowledges the validity and distinctiveness of the FPG Marks, and agrees not to challenge or cooperate in challenging the FPG Marks.

(f)          Notice of Infringement. ASP shall promptly notify FPG in writing of any claims, demands or suits based upon or arising from the use of the FPG Marks, and all infringements, limitations, illegal use or misuse of “FPG” or any other FPG Marks that come to ASP’s attention.

(g)          Reservation of Rights. All rights not expressly granted to ASP herein are reserved to FPG.

7.          Term; Termination.

(a)          Term. This Agreement shall commence on the Effective Date and shall remain in effect through December 31, 2015. After the initial term, this Agreement shall automatically renew for a renewal term of one year unless either party gives at least one hundred eighty (180) days written notice otherwise prior to the end of the then-current term.

(b)          Termination. Either party may terminate this Agreement (i) upon 30 day’s prior written notice by the non-breaching party if the other party commits a breach of any provision of this Agreement and such breach remains uncured during the 30-day period following such written notice or (ii) at any time if the other party shall file a petition in bankruptcy or be adjudicated as bankrupt or insolvent, or shall make an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the other party shall discontinue its business if a receiver is appointed for its business. Neither party shall be liable to the other for damages or losses of any nature for a termination or nonrenewal of this Agreement by such party in accordance with the terms of this Agreement.

31

(c)          Continuing Service Agreement Obligations. Notwithstanding a termination or expiration of this Agreement, ASP shall retain a limited right under Sections 1(a) to the extent necessary to perform Authorized Services on Authorized Products within the Territory in order to fulfill ASP’s obligations under any Service Agreements as in effect at the time of the notice such termination or nonrenewal. Without FPG’s prior written consent, no Service Agreement may be amended, renewed or extended after the time of the notice this Agreement’s termination or nonrenewal.

(d)          Survival. Unless the parties agreement otherwise in writing, Sections 2(b), 3(i), 6, 7, 8 and 10 shall survive any termination or expiration of this Agreement. To the extent ASP performs any permitted Authorized Services after a termination or expiration of this Agreement (pursuant to Section 6(c) above or otherwise), such Authorized Services shall remain subject to the provisions of Section 3 above.

8.          Limitation of Liability. Neither party, nor its respective affiliates, shareholders, directors, officers, employees, affiliates, agents, successors or assigns, shall in any event be liable to the other party, any successors in interest or any beneficiary of this Agreement for any consequential, incidental, indirect, special or punitive damages arising out of this Agreement or any breach thereof, whether or not such loss or damage is based on contract, warranty, negligence, indemnity, strict liability or otherwise.

9.          Insurance. ASP is solely responsible for any claim, action, loss, damage, liability, injury or death arising out of or relating to the operation of the ASP’s business or arising out of, relating to, acts or omission of the ASP or agents or omissions of the ASP’s agents, employees, contractors, in connection with the operation of the ASP’s business. ASP shall obtain and maintain in force and pay the premiums for general liability insurance with complete operations coverage, broad form contractual liability coverage, and property damage, all with a minimum of $1,000,000 per occurrence and $2,000,000 aggregate and other insurance in such types and amounts as FPG may reasonably require or is required by law from time to time. Upon FPG’s request, ASP shall deliver an original certificate of insurance and evidence of policy renewal at least 30 days before its expiration.

10.         Miscellaneous.

(a)          Entire Agreement. This Agreement and any schedules hereto comprise the full and complete statement of the obligations of the parties relating to the subject matter hereof, and supersedes all previous agreements, understandings, negotiations, oral statements, and proposals. No provisions of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment or modification shall be in writing and signed by a duly authorized officer of both parties.

32

(b)          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or with respect to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.. Except as otherwise set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(c)          No Assignment by ASP. ASP represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign or delegate its rights or obligations under this Agreement without the prior written consent of FPG.

(d)          Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(e)          Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, sent by facsimile transmission to the number set forth on the signature page hereof only if a hard copy is sent by U.S. mail to the recipient within 24 hours of email or facsimile transmission, or such other number as may hereinafter be designated in writing by the recipient to the sender, or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or overnight delivery service (e.g., Federal Express) addressed to such party at the address set forth on the signature page hereof or such other address as may hereafter be designated in writing by the addressee to the sender. All such notices, advises and communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of email or facsimile transmission, on the date of transmission; and (c) in the case of mailing or delivery by service, on the date of delivery as shown on the return receipt or delivery service statement.

33

(f)          Force Majeure. Neither party shall be responsible for delays or failure in performance of this Agreement to the extent that such party was hindered in its performance by any act of God, civil commotion, labor dispute, unavailability or shortages of materials or any other occurrence beyond its reasonable control.

(g)          Relationship of Parties. The relationship created between FPG and ASP is that of independent contractors, and neither party, nor any of its employees, ASPs, customer or agents, shall be deemed to be the representative, agent or employee of the other party for any purpose whatsoever, nor shall they or any of them have any authority or right to assume or create an obligation of any kind or nature, express or implied, on behalf of the other party, nor to accept service of any legal process of any kind addressed to, or intended for, the other party. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between FPG and ASP. Nothing set forth herein shall be deemed to confer upon any person or entity, other than the parties to this Agreement, a right of action either under this Agreement or in any manner whatsoever. ASP agrees and represents that its employees are and shall remain the employees of ASP, and nothing contained in this Agreement shall be construed to create an employment agreement or arrangement between FPG and ASP. ASP is and shall be conclusively deemed an independent contractor of FPG.

(h)          No Franchise Relationship Intended by Either Party. ASP expressly acknowledges that (i) no franchise relationship or similar business opportunity relationship has been created by this Agreement; (ii) no fee of any type has been sought by FPG or directly or indirectly paid by ASP for the rights provided in this Agreement; and (iii) no foreign, federal or state law, regulation or rule relating to franchises or similar relationship is intended by either party to be applicable to such relationship or to this Agreement.

(i)          Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions.

(j)          Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronically delivered signatures and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

34

11.         Governing Law and Jurisdiction.

(a)          FPG and ASP agree that this Agreement shall be governed by, and construed in accordance with, the laws of California.

(b)          FPG and ASP hereby understand and agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from and will not in any way be applicable to this Agreement.

(c)          Subject to sub-paragraph (d) hereunder, FPG and ASP irrevocably agree that the state and federal courts located in the State of California shall have exclusive jurisdiction in relation to any legal proceedings arising out of or in connection with this Agreement (including, without prejudice to the generality of the foregoing, a dispute regarding the existence, validity, breach of or termination of this Agreement) and the Purchaser waives any objections to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

(d)          Notwithstanding sub-paragraph (c) above, FPG and ASP agree that sub-paragraph (c) operates for the benefit of the Company only and accordingly, FPG shall be entitled to take proceedings in any other court or courts having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		ASP:

Flex Power Generation, Inc.		EECT B.V.

By:		By:
Name:	Boris Maslov	Name:	R.A. van Eden
Title:	President	Title:	Director

35

Schedule 1

Scope of Services

Authorized Services

All issue diagnostic, repairs, adjustments, and replacements of equipment and parts including, without limitation, all necessary labor, required to maintain the operation of the Authorized Products, whether as a subcontractor of FPG or pursuant to an independent maintenance, care and/or service agreement with any owner and/or operator of Authorized Products.

Authorized Products

Flex PowerstationTM FP250 Systems and related or subsequently developed energy production technology equipment, including all included and/or attached equipment, accessories, parts, supplies, firmware and software.

Authorized Territory

Albania, Andorra, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Holy See, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom.

36

Schedule 2

Requirements for Authorized Service Providers

As with any service organization, it is very important to FPG that our customers are treated professionally, fairly and in a timely manner. The following list was developed to clarify some of the more basic needs of FPG. Prior to your being approved as a Service Provider for FPG your organization must agree to the following.

•	Maintain at least 2 senior level service technicians trained to work on FPG equipment, with at least 1 of those technicians is close proximity to installed equipment.

•	Be willing to send technicians to training schools to expand their knowledge on existing and new products.

•	Make a laptop computer available to the technicians for use in commissioning and diagnosing problems.

•	Provide customers within the Service Territory with 24/7 emergency access to trained technicians.

•	Accept the current warranty rate for service work performed on FPG equipment.

•	Service technicians are to have 24/7access to transportation for travel to and from sites in the Service Territory.

•	Maintain an adequate supply of FPG spare parts to support work on the FPG equipment.

•	Must use only FPG OEM parts for the maintenance and repair of FPG equipment.

•	Technician to have proper tools required to work on FPG equipment. Specialty tools to be identified by FPG. FPG may have specialty tools available for loan.

•	Willing to maintain complete and accurate reports regarding all work performed and parts used on FPG equipment.

•	Willing to load such data direct to LAN or Web based system.

•	Willing to provide accurate and complete information with regard to warranty work.

•	Service providers will be measured on responsiveness, technical expertise and customer satisfaction. Responsiveness will be measure basis time of initial call to first arrival at site. Technical expertise will be basis the technician’s ability to quickly and accurately identify the root cause and rectify. A rating system of 1-10 will be used to gather customer satisfaction data.

37

Service Providers Company Name:
Service Providers Location:
Service Providers Phone #:
Service Providers Representative:
FPG Representative:

Suggested technician skill sets:

Two choices

1)	Skilled diesel generator set service person with electrical generation experience
2)	Switchboard/electrical power service person with mechanical/piping skills

AA degree or vocational training or certified training &experience is a plus

Technical Skills required

1)	Proven ability to read electrical wiring schematics
2)	Able to trouble shoot wiring issues through continuity measurements and ringing out wiring
3)	Training in 480V electrical systems especially motor or generator connections to grid interface
4)	Good computer skills to operate specialized service tool software
5)	Ability to read ladder logic diagrams
6)	Ability to trouble shoot operation scenarios with engineering (walk through operations and issues to determine root cause with support)
7)	Basic communication network skills (MODBUS, ETHERNET)
8)	Ability to recognize, observe and trouble shoot mechanical issues

Other Work Skills required

1)	Self-driven and reliable
2)	Proven good job safety record including good driving record
3)	Excellent verbal skills to explain issues to engineering
4)	Experience with equipment customers
5)	Good writing skills for summary report writing
6)	Technically oriented for both mechanical and electrical
7)	Inquisitive nature and desire to become self-taught
8)	Able to work independently when needed
9)	Team work oriented and team success oriented

38